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                                                                       EXHIBIT F

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is dated as of June 22, 1999, and is between TriStar Aerospace, Inc., a Florida corporation (the "Company"), TriStar Aerospace Co., a Delaware corporation (the "Parent"), and Denny J. Barge (the "Executive").

     WHEREAS, the Parent and the Executive are parties to an Employment Agreement, dated December 8, 1997; and the Company and the Executive are parties to a Letter Agreement, dated November 13, 1997;

     WHEREAS, the parties hereto wish to amend and restate such Employment Agreement, and wish to terminate such Letter Agreement;

     NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties set forth below, the parties agree as follows:

     1 . Employment. Subject to all of the terms and conditions set forth in this Agreement, the Company and the Executive agree that the Executive will continue to be employed in the position of Vice President of Strategic Planning. Effective on June 22, 1999, Executive resigns from all other positions he has held with the Company, the Parent or their subsidiaries or affiliates, whether as a director, officer, employee or agent, including, without limitation, Executive's position as Vice President of Operations.


     2. Term. Unless earlier terminated pursuant to Section 6 of this Agreement, the Term of the Executive's employment (the "Term") shall end on December 8, 1999.

     3. Duties. From and after June 22, 1999, the Executive agrees that he shall only perform those duties and take actions on behalf of the Company after he has been specifically directed to perform a duty or take an action by the President of the Company. Any actions taken by the Executive on or after June 22, 1999, which are not at the express direction of the President of the Company, shall be without the apparent or express authority of the Company. From and after June 22, 1999, the Executive shall not perform any duties on behalf of the Company such as, but not limited to, signing documents on behalf of the Company, paying expenses of the Company and requesting reimbursements thereof, or making any commitments on behalf of or incurring any liabilities on behalf of the Company, the Parent or their subsidiaries or affiliates. From and after June 22, 1999, the Executive will not report to the corporate headquarters of the Company, nor will the Executive maintain office space or secretarial support within the corporate headquarters of the Company nor any other office or place of business of the Company, its Parent, or any their subsidiaries or affiliates.

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4. Compensation.

     (a) Salary. During the Term the Executive shall receive an annual salary of $200,000, payable in accordance with the customary payroll practices of the Company. Executive will not be eligible for any raises or bonuses during the Term.

     (b) Benefits. During the Term the Executive shall receive such medical and other benefits as are regularly offered to other senior executives of the Company.

     5. Expenses. During the Term the Executive shall be entitled to receive reimbursement for all reasonable travel and business expenses incurred by him (in accordance with the policies and procedures of the Company) at the express direction of the President, provided that the Executive promptly and properly accounts for such expenses in accordance with the Company's expense policy.

6. Termination.

     (a) Limitation on Company's Termination Rights. So long as the Executive complies with the terms of this Agreement, the Company agrees that the Company will not terminate the Executive's employment during the Term, except for cause, or due to the death of Executive.


     (b) Definitions. For purposes of this Agreement:

         (i) "Cause" shall mean the occurrence of one or more of the following events: (A) any breach by the Executive of any material covenant contained in this Agreement or in any option agreements, stockholder agreements or subscription agreements entered into by the Executive with the Company or Parent, or (B) such Executive's conviction or entry of a plea of nolo contendere in respect of any felony, or of a misdemeanor which results in or is reasonably expected to result in significant economic or reputational injury to the Company, the Parent or their subsidiaries or affiliates.


         (ii) "Affiliate" shall mean, when used with reference to a specific person: (A) any person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with a specified person; or (B) any person that is an officer or director of, general partner in, or a trustee of, or serves in a similar capacity with respect to, a specified person or of which a specified person is an officer or director, general partner or trustee, or with respect to which the specified person serves in a similar capacity.


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     (c) Notice of Termination. Any termination of the Executive's employment
     (other than a termination due to the death of the Executive) shall be communicated by a written notice of termination (the "Notice of Termination") in accordance with the notice provisions herein.

     (d) Date of Termination. For purposes of this Agreement, the "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, and (ii) in any other case, the date specified in the Notice of Termination.

     7. Effect of Other Agreements. To the extent a conflict exists between the provisions of this Agreement and the current or future provisions of any option agreements, stock option plans, or other stockholder agreements entered into between the Parent or the Company and the Executive, the provisions of this Agreement shall control. This Agreement supersedes and replaces the Employment Agreement dated December 8, 1997 between the Parent and the Executive and the Letter Agreement dated November 13, 1997, between the Company and the Executive regarding the Executive's offer of employment.


     8. Executive Covenants.

     (a) Non-Competition. During the Term the Executive expressly covenants and agrees that he shall not, without the express written consent of the Company, for his own account or jointly with any other person, directly or indirectly, own, manage, operate, join, control, loan money to, invest in, or otherwise participate in, or be connected with, or act as an officer, employee, consultant, representative or agent of, any business, partnership, firm or corporation (other than the Company and its subsidiaries and affiliates) which is in competition with any business in which the Company or any of its subsidiaries and affiliates are then engaged or planning to be engaged; provided, however, that the Executive may purchase or own, solely as an inactive investor, the securities of any entity if (a) such securities are publicly traded on a nationally-recognized stock exchange or on NASDAQ and (b) the aggregate holdings of such securities by the Executive and his immediate family do not exceed three percent (3%) of the voting power or three percent (3%) of the outstanding capital stock of such entity.


     (b) No Solicitation. The Executive hereby agrees that during the Term and for a period of one year after the date of his employment with the Company terminates, he shall not, directly or indirectly, for his own account or jointly with another, or for or on behalf of any entity, as principal, agent or otherwise, (i) solicit or induce or in any manner attempt to solicit or induce any person employed by or acting as a consultant to or an agent of the Company or its subsidiaries or affiliates to leave their position or (ii) interfere with, disrupt or attempt to disrupt any relations, contractual or otherwise, between the Company or any of its subsidiaries or affiliates and any of their customers, clients or suppliers.



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     (c) Confidential Information. The Executive expressly covenants and agrees that he will not at any time, whether during or after the Term, directly or indirectly, disclose, use or permit the use of any trade secrets, confidential information or proprietary information relating to or belonging to the Company or any of its subsidiaries or affiliates, other than as contemplated hereunder during the Term.

     (d) Covenants Non-Exclusive. The Executive acknowledges and agrees that the covenants contained in this Section 8 shall not be deemed exclusive of any common law rights of the Company or any of its subsidiaries or affiliates in connection with the relationships contemplated hereby and that the Company shall have any and all rights as may be provided by law in connection with the relationship contemplated hereby.

     9. Release of Claims. Executive, on behalf of himself, his heirs, and legal representatives, does hereby release, discharge and covenant not to sue or file any charges or claim against the Parent and the Company, their subsidiaries and affiliates, and their respective agents, stockholders, attorneys, partners, directors, agents, associates, employees, officers, divisions, successors and assigns (the "Released Parties") under any local, state, or federal law, including but not limited to the Fair Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Employee Retirement income Security Act, the Family and Medical Leave Act, the Texas Worker's
Compensation Act, the Age Discrimination and Employment Act, the Texas Commission On Human Rights Act, and any other federal, state or local statute, ordinance, or regulation regarding his claims against the Released Parties for any type of claim, demand or action whatsoever, including any actions arising under common law. This release does not prohibit the Executive from pursuing a claim to enforce his rights under this Agreement or from exercising his rights under any employee benefit plan or stock option plan or shareholder agreement that he participated in while employed by the Company.

     10. Notice. Any and all paychecks, notices or any other communication provided for herein shall be made in writing by hand-delivery, first-class mail (registered or certified, with return receipt requested), telecopier, or overnight air courier guaranteeing next day delivery, effective upon receipt, to the address of the party appearing under his or its name below (or to such other address as may be designated in writing by such party):


          If to the Executive:                  If to the Company:
          --------------------                  ------------------
          Mr. Denny J. Barge                    TriStar Aerospace Co.
          7750 North MacArthur Blvd.            2527 Willowbrook Road
          Suite 120                             Dallas, Texas 75220-4420
          PMB 152                               Attn: Quentin Bourjeaurd
          Irving, Texas 75063-7501


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     11. Nondisparagement. The parties agree that neither the Executive nor the
Company, the Parent or its subsidiaries or affiliates will engage in any conduct or take any action, written or oral, that will reflect negatively on or harm the reputation or business interest of the other party.

     12. Confidentiality. It is the express intent of the parties that the terms and conditions of this Agreement shall be kept confidential except as set out below. The parties agree that the Executive may disclose the terms of this Agreement only to his spouse, his attorneys, his accountants or other financial advisors and, if requested, to appropriate authorities for tax purposes. The parties also agree that the Company and the Parent may disclose the terms of this Agreement to their officers, directors, attorneys and to those employees who are necessary to carry out the terms of the Agreement.


     13. Miscellaneous.


         (a) Amendment. Any provision of this Agreement may be amended or waived if, but only if such amendment or waiver is agreed to in writing signed by the Executive and a duly authorized officer of the Company (other than the Executive).

         (b) Waiver. No waiver by any party hereto at any time of any breach of another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision hereof. This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns.

         (c) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without giving effect to the conflict of laws provisions thereof.

         (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (e) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         (f) Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into between the parties hereto and constitutes the entire agreement by the parties related to the matter specified herein.

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         (g) Equitable Relief. It is hereby acknowledged that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed fully by the undersigned in accordance with the terms specified herein, and that monetary damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties relying hereon in the event that the undertakings and provisions contained in this Agreement were breached or violated. Accordingly, each party hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of the undertaking and provisions hereof and to enforce specifically the undertaking and provisions hereof in any court of the United States or any state having jurisdiction over the matter, it being understood that any such remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.


     IN WITNESS WHEREOF, the parties have signed and delivered this Agreement as of the date first above written.


                         TRISTAR AEROSPACE CO.

                         By: /s/ Quentin Bourjeaurd
                            ------------------------------
                            Quentin Bourjeaurd
                            Chairman, President and Chief
                            Executive Officer

                         TRISTAR AEROSPACE, INC.

                         By: /s/ Quentin Bourjeaurd
                            ------------------------------
                            Quentin Bourjeaurd
                            Chairman, President and Chief
                            Executive Officer

                                /s/ Denny J. Barge
                          -------------------------------
                                  Denny J. Barge



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